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                                                                    EXHIBIT 99.1

                                         [JOHN ALDEN FINANCIAL CORPORATION LOGO]


NEWS RELEASE

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For Immediate Release                                      Contact: Mark Schoder
                                                                  (305) 715-3767


      JOHN ALDEN ANNOUNCES DEFINITIVE AGREEMENT TO SELL ANNUITY OPERATIONS

                PRODUCES $175-$200 MILLION OF AVAILABLE CAPITAL

MIAMI, FL, DECEMBER 2, 1996 -- John Alden Financial Corporation (NYSE: JA) announced today that it has entered into a definitive agreement to sell substantially all of its annuity business to SunAmerica, Inc. (NYSE:SAI). The transaction includes the sale of all of the common stock of John Alden Life Insurance Company of New York (JANY) and the reinsurance of the annuity block of John Alden Life Insurance Company (JALIC). This reinsurance will initially be on an indemnity basis and will transition to an assumption basis as soon as practical. Most of the transition to an assumption basis is expected to be completed within two years. This transaction is contingent upon regulatory approvals and is expected to close by the end the first quarter of 1997. On November 14, the Company announced that it had entered into a non-binding letter of intent regarding these operations with SunAmerica.

The total purchase price is approximately $240 million. This represents approximately $169 million paid to acquire the business and $71 million of adjusted capital and surplus in JANY as of September 30, 1996. It does not include any capital used to support the annuity business in JALIC. The Company's available capital will be enhanced by both the after-tax income generated from the transaction and by the release of the capital previously allocated to support the annuity business. The Company intends to use a portion of this available capital to strengthen its healthcare operations, after which it estimates there will be approximately $175 to $200 million of capital available for other uses. This additional capital will be used primarily to repurchase common stock, pay down debt and, to a lesser extent, for general corporate purposes.

As a result of this sale of its annuity business and the Company's previously announced intention to sell its Credit operations, the Company expects to record a net deferred gain of approximately $45 million. This amount is net of transaction expenses, taxes, goodwill and other adjustments relating to these transactions. The net deferred gain will be recognized as income as SunAmerica completes the assumption of policyholder liabilities. The Company expects to begin recognizing the gain in 1997 and to earn the majority of the gain in 1998.

"We made a decision earlier this year to focus the Company's resources exclusively on our healthcare lines," said Glendon E. Johnson, Chairman of the Board, Chief Executive Officer and President. "In doing this, we significantly enhance the potential for the future success of these operations. As a result of this decision, we have realized the value of our annuity operations. This annuity transaction is being done to benefit all of the parties involved -- shareholders, policyholders and agents. SunAmerica has earned an outstanding industry reputation and holds very high industry ratings."

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                                     -More-

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                               [JOHN ALDEN LOGO]                    Page 2
                                                                    Dec., 1996



John Alden Financial Corporation is an insurance holding company that, through its subsidiaries, is principally engaged in providing group health insurance, managed care and other health-related risk management services and products.

SunAmerica, Inc. is a financial services company that specializes in retirement savings products and services.

                              FOR MORE INFORMATION

Fax-on Demand - Call (800) 656-2580 for access to all of John Alden's 1996 news releases.

Internet Address - Visit John Alden's site on the Internet at http://www.jalden.com.

E-Mail - Contact us at corpcomm@jalden.com to ask questions or request materials.

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